Exhibit (i)(4)

[OBER, KALER LETTERHEAD]

August 18, 2014

Deutsche Global/International Fund, Inc.
345 Park Avenue
New York, New York 10154

Ladies and Gentlemen:

We have acted as special Maryland counsel to Deutsche Global/International Fund, Inc. (the “Company”), a corporation organized under the laws of the State of Maryland.  The Company is authorized to issue 2,659,993,796 shares of capital stock, $0.01 par value per share (each a “Share” and collectively, the “Shares”).  The Shares have been classified into the following five series (and 540,839,221 of the Shares are not designated as part of a series): the Deutsche Enhanced Emerging Markets Fixed Income Fund, consisting of 320,000,000 Shares; the Deutsche Enhanced Global Bond Fund, consisting of 429,154,575 Shares; the Deutsche Global Growth Fund, consisting of 370,000,000 Shares; the Deutsche Global Small Cap Fund, consisting of 250,000,000 Shares; and the Deutsche Global Infrastructure Fund, consisting of 750,000,000 Shares.

The Deutsche Global Small Cap Fund is further classified into six classes of Shares as follows: 40,000,000 Class A Shares, 20,000 Class B Shares, 10,000,000 Class C Shares, 30,000,000 Class S Shares, 100,000,000 Institutional Class Shares and 50,000,000 Class R6 Shares.

The Deutsche Global Infrastructure Fund is further classified into five classes of Shares as follows: 250,000,000 Class A Shares, 100,000,000 Class C Shares, 200,000,000 Class S Shares, 150,000,000 Institutional Class Shares and 50,000,000 Class R6 Shares.

We understand that you are about to file with the Securities and Exchange Commission, on Form N-1A, Post Effective Amendment No. 121 to the Company’s Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), and Amendment No. 124 to the Company’s Registration Statement under the Investment Company Act of 1940, as amended (the “Investment Company Act”) (collectively, the “Registration Statement”), in connection with the continuous offering (the “Offering”) on or about and after August 25, 2014 of the Class R6 Shares of the Deutsche Global Small Cap Fund and the Deutsche Global Infrastructure Fund (the “R6 Shares”).  We understand that our opinion is required to be filed as an exhibit to the Registration Statement.

Deutsche Global/International Fund, Inc.

In our capacity as special Maryland counsel to the Company and for purposes of this opinion, we have examined (a) the Registration Statement; (b) the charter of the Company as in effect on the date hereof (the “Charter”); (c) the bylaws of the Company, as amended or supplemented and in effect on the date hereof (the “Bylaws”); (d) certain resolutions of the Board of Directors of the Company regarding the Offering; (e) a certificate of the Company regarding certain matters related to the issuance and sale of the R6 Shares; (f) a certificate of the Maryland State Department of Assessments and Taxation dated August 18, 2014 to the effect that the Company is incorporated and existing under the laws of the State of Maryland and is in good standing and authorized to transact business in the State of Maryland; and (g) such other documents and matters as we have deemed necessary and appropriate to render this opinion, subject to the limitations, assumptions, and qualifications contained herein.

In the course of our review, we have assumed (i) the documents reviewed and relied upon in giving this opinion are true and correct copies of the original documents, the signatures on such documents are genuine, and the persons executing such documents have the legal capacity to execute such documents; (ii) the representations of officers are correct as to questions of fact, and (iii) the persons identified as officers are actually serving as such and that any certificates representing the Class R6 Shares are properly executed by one or more such persons.

We have also assumed that (1) at no time prior to and including the date when all of the R6 Shares are issued will: (i) there be any changes in applicable law, (ii) the Charter, the Bylaws or the existing corporate authorization to issue the R6 Shares be amended, repealed or revoked, (iii) the total number of the issued Shares exceed 2,659,993,796, (iv) the total number of the issued Shares of each series of the Company exceed the authorized number of Shares of each such series, (v) the total number of issued Shares of each class of any series of the Company exceed the authorized number of Shares of each such class or (vi) the Company cease to remain duly organized, validly existing and in good standing under Maryland law; (2) the Registration Statement and any amendment thereto will remain effective at the time of the issuance of the R6 Shares thereunder, and (3) at the time of the issuance of the R6 Shares, the Company will record or cause to be recorded in its stock ledger the name of the persons to whom such shares are issued.

Based upon the foregoing and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the R6 Shares, when issued and delivered in accordance with the terms of the Offering against payment of the cash consideration therefor as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

Deutsche Global/International Fund, Inc.

The foregoing opinion is based on and is limited to the Maryland General Corporation Law (including the reported judicial decisions interpreting those laws currently in effect), and we express no opinion herein with respect to the effect or applicability of the laws of any other jurisdiction.  The opinion expressed herein concerns only the effect of the laws (excluding the principles of conflict of laws) as currently in effect, and we assume no obligation to supplement the opinion expressed herein if any applicable laws change after the date hereof, or if we become aware of any facts that might change the opinion expressed herein after the date hereof.

Notwithstanding anything to the contrary contained herein, we express no opinion concerning the securities laws of the State of Maryland, or the rules and regulations promulgated thereunder, or any decisional laws interpreting any of the provisions of the securities laws of the State of Maryland, or the rules and regulations promulgated thereunder.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement. By giving such consent, we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or the regulations promulgated thereunder.

Sincerely yours,

Ober, Kaler, Grimes & Shriver,
a Professional Corporation

By:          /s/Kenneth B. Abel
Kenneth B. Abel, Shareholder